Exhibit 99.1

Delphi Announces Joseph Cantie to Join Board

GILLINGHAM, England - (June 2, 2015) - Delphi Automotive PLC (NYSE: DLPH) announced that Joseph S. Cantie has joined its board of directors effective June 1.
Cantie is currently the executive vice president and chief financial officer of ZF TRW, a division of ZF Friedrichshafen AG, a global automobile supplier. He served in these roles for TRW Automotive Holdings Corp. since April 2004, and has held various other senior financial management roles at TRW since joining the company in 1999. Cantie has also held management roles at LucasVarity and KPMG Peat Marwick.
“As a seasoned financial leader with extensive global automotive knowledge, Joe brings valuable perspective and insights to Delphi,” said Rajiv Gupta, Delphi chairman of the board.  “Joe has a proven track record and will be a valuable member of Delphi’s board of directors.”
Cantie is a certified public accountant and has a bachelor’s of science degree from the State University of New York at Buffalo.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a leading global technology company for automotive and commercial vehicle markets delivering solutions that help make vehicles safe, green and connected. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 33 countries. Visit www.delphi.com.

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CONTACTS

Investor Contact:
Jessica Holscott, 248.813.2312
Jessica.Holscott@delphi.com

Media Contact:
Claudia Tapia, 248.813.1507
Claudia.Tapia@delphi.com